Exhibit 99.2

News Release
FOR IMMEDIATE RELEASE
FEBRUARY 24, 2014

CHESAPEAKE ENERGY CORPORATION ANNOUNCES IT IS PURSUING
STRATEGIC ALTERNATIVES FOR ITS OILFIELD SERVICES DIVISION

OKLAHOMA CITY, FEBRUARY 24, 2014 - Chesapeake Energy Corporation (NYSE: CHK) announced today that it is pursuing strategic alternatives for its oilfield services division, Chesapeake Oilfield Services (COS), including a potential spin-off to Chesapeake shareholders or an outright sale. COS’ operations are currently conducted through Chesapeake’s wholly owned subsidiary, Chesapeake Oilfield Operating, L.L.C.  COS had revenues in 2013 of approximately $2.2 billion, and its service offerings include drilling, hydraulic fracturing, oilfield rentals, rig relocation, and fluid handling and disposal.

Led by Chief Executive Officer Jerry Winchester, who previously served as CEO of publicly traded oilfield services company Boots & Coots, Inc., and an experienced management team, COS is well positioned to succeed as a stand-alone company.  As of December 31, 2013, COS owned or leased 115 land drilling rigs, including 10 proprietary, fit-for-purpose PeakeRigs™ that utilize advanced electronic drilling technology. Also as of December 31, 2013, COS owned nine hydraulic fracturing fleets with an aggregate of 360,000 horsepower; a diversified oilfield rentals business; an oilfield trucking fleet consisting of 260 rig relocation trucks; 67 cranes and forklifts used to move drilling rigs and other heavy equipment; and 246 fluid hauling trucks.

Chesapeake management believes that COS can maximize its value to Chesapeake shareholders outside of the current ownership structure by, among other things, optimizing the allocation of capital and corporate resources in a manner that focuses on achieving the strategic priorities of Chesapeake and COS. In addition to services performed for Chesapeake, approximately 35% of COS’ marketable drilling rigs are currently working for third-party operators and COS intends to grow its third-party customer base as an independent provider of oilfield services.

Doug Lawler, Chesapeake’s Chief Executive Officer, commented, “COS is an outstanding business with a talented management team that we believe will offer Chesapeake and its shareholders enhanced return opportunities as a stand-alone company.  It has provided, and will continue to provide, superior service to Chesapeake’s upstream business, and we look forward to maintaining our close and valuable relationship with Jerry and his team as they pursue COS’ ventures outside of Chesapeake.  A separation of COS is aligned with our strategies of financial discipline and profitable and efficient growth from captured resources.”

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Gary T. Clark, CFA	Gordon Pennoyer	6100 North Western Avenue
(405) 935-8870	(405) 935-8878	P.O. Box 18496
ir@chk.com	media@chk.com	Oklahoma City, OK 73154

Winchester added, “We are very excited about this next chapter in COS’ evolution and the tremendous opportunity ahead to grow the company and expand our service offerings for the benefit of Chesapeake, our future shareholders, and each of our outstanding employees. We believe that our separation from Chesapeake will position us to further capitalize on our expertise and capture additional third-party work.”

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas and the 11th largest producer of oil and natural gas liquids in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing its large and geographically diverse resource base of unconventional natural gas and oil assets onshore in the U.S. The company also owns substantial marketing, compression and oilfield services businesses. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

Any separation of COS is subject to satisfaction of several conditions, some of which are beyond our control, including market conditions, board approvals, consents, regulatory review and approvals, among others. There can be no assurance that the proposed separation will lead to a sale or spin-off or any other transaction, or that if any transaction is pursued, that it will be consummated.

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact that give our current expectations or forecasts of future events and include statements about the potential spin-off or sale of our oilfield services division, the anticipated management of the business to be spun off or sold, and the outlook for COS as a separate business, among others. Forward-looking statements are based upon Chesapeake management's expectations and beliefs concerning future events. There can be no assurance that any transaction or future events will occur as anticipated, if at all, or that actual results will be as expected. Although management believes the expectations and forecasts reflected in the forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. For a description of certain factors that could negatively impact the oil and gas exploration and production business and the oilfield services business, and potentially a transaction to separate COS, see "Risk Factors" in Item 1A of Chesapeake's Annual Report on Form 10-K for the year ended December 31, 2012 filed with the U.S. Securities and Exchange Commission on March 1, 2013 and in Chesapeake Oilfield Operating, L.L.C.’s Registration Statement on Form S-4 filed with the SEC on May 30, 2013. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update any of the information provided in this release, except as required by applicable law.

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